UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2017

Trinseo S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	001-36473	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Chesterbrook Boulevard, Suite 300,

Berwyn, Pennsylvania 19312

(Address of principal executive offices, including zip code)

(610) 240-3200

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02                                    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On December 21, 2017, Christopher D. Pappas, President and Chief Executive Officer of Trinseo S.A., a public limited liability company (société anonyme) existing under the laws of Luxembourg (the “Company”) entered into an amended and restated employment agreement with the Company’s wholly-owned subsidiary, Trinseo US Holdings, Inc. (the “Agreement”).

Under the Agreement, Mr. Pappas’ 2018 annual base salary will be $1.2 million, subject to future adjustment from time to time.  Mr. Pappas is entitled an annual bonus with a target of 150% of his base salary for the 2018 calendar year if target levels of performance are achieved, with greater and lesser amounts to be established by a Company formula. Future target amounts may be set by the Company and may be increased, but not decreased below, the levels from the preceding calendar year.  Mr. Pappas is also entitled to an equity incentive award having a grant fair value of 480% of his base salary, subject to future adjustment by the Company from time to time. Under the Agreement, the definition of “Retirement” with respect to Mr. Pappas’ equity incentive awards means: (i) a termination of employment by the Company without “cause”, (ii) a termination of employment by Mr. Pappas with “good reason”, or (ii) any termination of his employment after December 31, 2018.

In the event of Mr. Pappas’ termination of employment for any reason, he will be entitled to receive any unpaid base salary through the date of termination and all accrued and vested benefits under our vacation and other benefit plans. Additionally, he will  also be entitled to: (i) any annual bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination and (ii) a pro rata target bonus for the calendar year of termination, except in the case of termination by us for “cause” or by the executive without “good reason” (each as defined in the Agreement). In the event of Mr. Pappas’ termination for “cause”, he will not be entitled to either the annual bonus earned and the pro rata target bonus for the calendar year of his termination, and if he terminates his employment without “good reason”, he may not be entitled to the pro rata target bonus for the calendar year of his termination, depending on his retirement eligibility status.

In addition to the above and subject to his timely execution of a general release of claims, upon Mr. Pappas’ termination by the Company without “cause” or by Mr. Pappas for “good reason”, he will be entitled to receive severance amounts described below payable in equal monthly installments over the 12-month period following his termination. Additionally, if Mr. Pappas is participating in the Company’s health plans at the time of his termination, continued health benefits, for a period of 12 months following such termination, provided, however, that if he obtains other employment that offers group health benefits, such continued insurance coverage will terminate.

In the event of his termination by the Company prior to January 1, 2019 without cause and with at least four months advance notice, Mr. Pappas will be entitled to receive a severance amount equal to the remainder of his 2018 base salary and his target bonus. In the event of his termination by the Company prior to January 1, 2019 without at least four months advance notice, Mr. Pappas will receive a severance amount equal to 1.0 times his annual base salary and target bonus. In the event Mr. Pappas terminates his employment for “good reason” prior to January 1, 2019, the Company shall pay a severance amount equal to 2.0 times his annual base salary and target bonus.

On or after January 1, 2019, in the even the Company terminates Mr. Pappas’ employment without notice other than for cause or Mr. Pappas terminates his employment for “good reason”, he will be entitled to a severance amount equal to 1.0 times his annual base salary and target bonus. In the event the Company terminates Mr. Pappas’ employment on or after January 1, 2019 with two months advance notice, Mr. Pappas will not be entitled to any additional severance.

The foregoing is a description of the material modifications to Mr. Pappas’ compensatory arrangements set forth in the Agreement and does not purport to be a complete description of all the employment terms set forth in the Agreement and, therefore, is qualified in its entirety by reference to Exhibit 10.1 incorporated herein and filed with this Current Report.

ITEM 9.01.                                 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement between Trinseo US Holding, Inc. and Christopher D. Pappas, dated December 21, 2017

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement between Trinseo US Holding, Inc. and Christopher D. Pappas, dated December 21, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINSEO S.A.

	By:	/s/ Angelo N. Chaclas
	Name:	Angelo N. Chaclas
	Title:	Senior Vice President, Chief Legal Officer & Corporate Secretary

Date: December 28, 2017